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                                                                   EXHIBIT 99(b)

                             EMPLOYMENT AGREEMENT
                             --------------------

          AGREEMENT made as of the 14th day of March 1995, between The Putnam Trust Company of Greenwich, a Connecticut state bank and trust company having its principal office at 10 Mason Street, Greenwich, Connecticut (hereinafter the "Bank"), and Michael M. Cassell, an individual residing at 458 Stanwich Road, Greenwich, Connecticut (hereinafter the "Executive").

          WHEREAS, the Bank and the Executive entered into an Agreement dated November 15, 1993 and said parties now wish to amend said Agreement and restate herein said Agreement in its entirety.

          Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Employment
             ----------

          The Bank hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Bank, on the terms and conditions set forth herein.

          2. Term
             ----

          The employment of the Executive by the Bank as provided in Section 1 commenced on November 15, 1993, and will end on July 25, 1996, and thereafter will be automatically renewed until Executive's normal retirement age as defined in Section 4 of the Bank's Retirement Plan dated January 1, 1953, as amended and restated ("Normal Retirement Date"), for successive two (2) year periods, unless either party notifies the other in writing of the intention not to renew at least ninety (90) days prior to the renewal date; provided, however, that in the event of a Change in Control as defined in paragraph 6(d) hereunder, this Agreement shall be automatically renewed for a period of three (3) years
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from the date of such Change in Control or until Executive's Normal Retirement
Date, whichever first occurs (the "Term").

          3. Position and Duties
             -------------------

          The Executive shall serve as President and Chief Executive Officer of the Bank (and of any company formed by the Bank to be the parent company of the Bank) and shall have such responsibilities and authority as may from time to time be reasonably assigned to the Executive by the Board of Directors of the Bank (the "Board"). The Executive shall devote his best efforts and full working time and efforts to the business and affairs of the Bank and shall diligently and faithfully endeavor to carry out the policies and directions of the Board.

          4. Place of Performance
             --------------------

          In connection with the Executive's employment by the Bank, the Executive shall be based at the principal executive offices of the Bank except for required travel on the Bank's business. The Bank will not change the Executive's place of performance to a location outside of Greenwich, Connecticut, without his consent.

          5. Compensation and Related Matters
             --------------------------------

          (a) Salary. During the period of the Executive's employment hereunder,
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the Bank shall pay to the Executive a salary at a rate of $210,000 per annum, payable in installments in accordance with the Bank's normal payroll practices. This salary may be increased at the discretion of the Board from time to time in accordance with normal business practices of the Bank, and, if so increased, shall not thereafter during the term of this Agreement be decreased.
Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Bank. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the
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Bank hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Bank to pay the Executive's salary hereunder.

          (b) Stock Options. The Bank has granted to the Executive incentive
              -------------
stock options covering 25,000 shares of the Bank's common stock under and pursuant to the Bank's Incentive Stock Option Plan. The exercise price for the options shall be the fair market value (as defined in the Plan) as of the date of grant, which was November 17, 1993. The options are exercisable as follows: one-fifth of the shares (i.e., 5,000 shares) on the date of grant; an additional one-fifth became exercisable on November 15, 1994, and the one-fifth shall become exercisable on the first, second and third anniversaries of that date, provided that in the event of a Change in Control of the Bank (as defined in Section 6), all such options shall become immediately exercisable. The options shall terminate ten (10) years from the date of grant. In the event that the options granted herein which become exercisable in any year exceed the limitations set forth in the Internal Revenue Code for incentive stock options, the Bank shall grant to the Executive non-qualified stock options (or equivalent monetary benefit, at the election of the Bank) on terms as comparable as possible to those set forth above and in the Plan (it being understood that any such non-qualified stock options or other benefit may be subject to less favorable tax treatment).

          (c) Until such time as the Executive shall become eligible to participate fully in the Bank's Employee Stock Purchase Plan, the Bank agrees to sell to the Executive such number of shares of the Bank's common stock at such purchase prices as will provide the Executive with the same benefit to which he would have been entitled if he had been fully eligible as of January 1, 1993, other than any benefits derived from the tax treatment of sales pursuant to the Employee Stock Purchase Plan.

          (d) From January 1, 1994, until such time as the Executive shall become eligible to participate fully in the Bank's Profit-Sharing Plan for Employees of The Putnam
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Trust Company of Greenwich and Retirement Plan for Employees of the Putnam Trust
Company of Greenwich, the Bank agrees to provide the Executive with the same benefit to which he would have been entitled if he had been fully eligible and vested as of January 1, 1994, other than benefits derived from the tax treatment of benefits provided under such plans.

          (e) Expenses. During the term of the Executive's employment hereunder,
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the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Bank, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank.

          (f) Other Benefits. The Executive shall be entitled to participate in
              --------------
all of the Bank's employee benefit plans and arrangements now in effect. The Bank shall not make any changes in its current plans or arrangements which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Bank and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive of the Bank. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Bank in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section. Any payments or benefits payable to the Executive hereunder in respect of any calendar year during which the Executive is employed by the Bank for less than the entire such year shall, unless otherwise provided in the applicable
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plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

          (g) Vacations. The Executive shall be entitled to the number of
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vacation days in each calendar year, determined in accordance with the Banks'
vacation plan. The Executive shall also be entitled to all paid holidays given by the Bank to its executives.

          (h) Services Furnished. The Bank shall furnish the Executive with
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office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

          6. Termination
             -----------

          The Executive's employment hereunder may be terminated:

          (a) by the death of the Executive

          (b) by the disability of the Executive. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder for a period of six (6) consecutive months, and within thirty (30) days thereafter written notice of termination is given and the Executive shall not have resumed the performance of his duties hereunder on a full-time basis, the Bank may terminate the Executive's employment hereunder;

          (c) by the Bank for Cause. For purposes of this Agreement, the Bank shall have "Cause" to terminate the Executive's employment hereunder upon (A) the continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), or (B) the engaging by the Executive in grossly negligent or willful conduct which is materially injurious to the Bank, monetarily or otherwise. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without
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(i) reasonable notice (given not less than 30 days prior to the Board hearing referred to in the following clause) to the Executive setting forth the reasons for the Bank's intention to terminate for Cause, (ii) an opportunity for the Executive and his counsel to be heard before the Board, and (iii) delivery to the Executive of a notice of termination from the Board finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above in clauses (A) or (B) of the preceding sentence, and specifying the particulars thereof in detail;

          (d) by the Executive upon the occurrence of any of the following events:

                (i) subsequent to a Change in Control of the Bank, (as defined below) the failure to elect or re-elect the Executive to, or removal of the Executive from, the office held by him prior to the Change in Control;

                (ii) subsequent to a Change in Control of the Bank, a significant change in the nature or scope of the authorities, powers, functions or duties attached to the Executive's position, or a reduction in compensation, bonus and benefits plans to the Executive; or

                (iii) subsequent to a Change in Control of the Bank, an involuntary change in the location of the Executive's work place outside of Greenwich, Connecticut or substantial change in his working hours.

          An election by the Executive to terminate his employment under this section shall not be deemed a voluntary termination of employment for the purpose of this Agreement or any plan or practice of the Bank.

          For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if and when (a) any "person" (as such term in defined in sections 3(a)(9), 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent
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(25%) or more of the combined voting power of the Bank's then outstanding securities (a "Control Person") or (b) during any period of twenty-four (24) consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such twenty-four- (24) month period were directors of the Bank cease for any reason to constitute at least a majority of the Board of Directors of the Bank.

          "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty (30) days after notice of termination is given (provided that the Executive shall not have resumed the performance of his duties on a full-time basis during such thirty
(30) day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) above, the date specified in the notice of termination, and (iv) if the Executive's employment is terminated pursuant to subsection (d) or for any other reason, the date on which notice of termination is given; provided that if within thirty (30) days after any notice of termination is given the party receiving such notice of termination notifies the party giving such notice that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the date for appeal therefrom having expired and no appeal having been perfected).

          7. Compensation Upon Termination
             -----------------------------

          (a) If, subsequent to a Change in Control of the Bank and in breach of this Agreement, the Company shall terminate the Executive's employment for any reason other than for Cause, death or disability, then

                (i) the Bank shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time notice of termination is given; and
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                (ii) in lieu of any further payments to the Executive with respect to periods subsequent to the Date of Termination, the Bank shall (as the Executive's exclusive remedy for such breach) (A) pay to the Executive in a lump sum an amount equal to his average annual compensation from the Bank over the two-year period prior to the Date of Termination for three (3) years or for that period from the Date of Termination until Normal Retirement Date, whichever period is shorter (such annual compensation shall consist of the Executive's base salary plus any executive performance award or bonus under the Company's Annual Executive Incentive Plan or from any other source), and (B) maintain in full force and effect, for the continued benefit of the Executive for three (3) years after the Date of Termination or until Normal Retirement Date, whichever first occurs, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided, that the Executive's continued participation is possible under the general terms and provisions of such plans and programs (in the event the Executive's participation in any such plan or program is barred, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred).

          The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(a) by seeking other employment or otherwise.

          (b) If the Executive shall terminate his employment for any of the reasons described in Section 6(d), then

                (i) The Bank shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time notice of termination is given; and

                (ii) in lieu of any further payments to the Executive with respect to periods subsequent to the Date of Termination, the Bank shall (as the Executive's exclusive remedy with respect to such termination) (A) pay to the Executive in a lump sum an
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amount equal to his average annual compensation from the Bank over the two-year period prior to the Change in Control for three (3) years or for that period from the Date of Termination until the Normal Retirement Date, whichever period is shorter (such annual compensation shall consist of the Executive's base salary plus any executive performance award or bonus under the Company's Annual Executive Incentive Plan or from any other source), and (B) maintain in full force and effect, for the continued benefit of the Executive for three (3) years after the Date of Termination or until Normal Retirement Date, whichever first occurs, all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided, that the Executive's continued participation is possible under the general terms and provisions of such plans and programs (in the event the Executive's participation in any such plan or program is barred, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred).

          (c) If the Executive's employment shall be terminated for Cause, the Bank shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time notice of termination is given and the Bank shall have no further obligations to the Executive under this Agreement.

          (d) If the Executive's employment shall be terminated by death or disability (as defined herein), or if the Executive terminates his employment for reasons other than as enumerated in Section 6(d), the Bank shall pay the Executive his full salary through the Date of Termination at the rate then in effect and the Bank shall have no further obligations to the Executive under this Agreement.

          8. Successors; Binding Agreement
             -----------------------------

          (a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business
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and/or assets of the Bank, to expressly assume and agree to perform this
Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place, and will provide the Executive with a copy of such agreement promptly after the execution of the same. Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Bank in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment as provided for in Section 6(d), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die, any amounts payable to him hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

          9. Notice
             ------

          For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed sufficient if sent by registered mail, return receipt requested, to the Executive's residence, in the case of the Executive, with a copy to the Executive's counsel, as specified in writing by the Executive, or to the Bank's principal office, in the case of the Bank.

          10. Miscellaneous
              -------------

          No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an officer of the Bank
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specifically designated by the Board. No waiver by either party hereto at any time of any breach or non-compliance by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut.

          11. Validity
              --------

          The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          12. Counterparts
              ------------

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          13. Arbitration
              -----------

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Fairfield County, Connnecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that the Bank shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of this Agreement, and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Bank
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posting any bond. The expense of such arbitration shall be borne equally by the
Bank and by the Executive.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Attest:                                         THE PUTNAM TRUST COMPANY
                                                  OF GREENWICH

By   /s/ John H. Kuck                           By   /s/ David W. Wallace
  ---------------------------                     ---------------------------
                                                  Name: David W. Wallace
                                                  Title: Chairman of the Board


Attest:                                         EXECUTIVE

By   /s/ John H. Kuck                           By   /s/ Michael M. Cassell
  ---------------------------                     ---------------------------